UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Thomas M. Coughlin
   702 Southwest 8th Street
   AR, Bentonville 72716
2. Issuer Name and Ticker or Trading Symbol
   Wal-Mart Stores, Inc. (WMT)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   3/3/2003
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |3/3/ 2|F   | |4341              |D  |$47.79     |316927             |D     |                           |
                           |003   |1   | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |39075              |I     |By ESOP                    |
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Common Stock               |      |    | |                  |   |           |14326              |I     |By Family LLC              |
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Common Stock               |      |    | |                  |   |           |29637              |I     |By Gift Trust              |
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Common Stock               |      |    | |                  |   |           |220                |I     |By Irrevocable Trust       |
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Common Stock               |      |    | |                  |   |           |121243             |I     |By Trust                   |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Stock Option          |11.3750 |     |    | |           |   |     |11/17|Common Stock|       |       |12670       |D  |            |
                      |        |     |    | |           |   |     |/04  |            |       |       |            |   |            |
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Stock Option          |11.7500 |     |    | |           |   |     |11/16|Common Stock|       |       |17150       |D  |            |
                      |        |     |    | |           |   |     |/05  |            |       |       |            |   |            |
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Stock Option          |12.6250 |     |    | |           |   |     |01/20|Common Stock|       |       |7132        |D  |            |
                      |        |     |    | |           |   |     |/04  |            |       |       |            |   |            |
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Stock Option          |19.9687 |     |    | |           |   |     |01/14|Common Stock|       |       |59022       |D  |            |
                      |        |     |    | |           |   |     |/08  |            |       |       |            |   |            |
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Stock Option          |39.8750 |     |    | |           |   |     |01/13|Common Stock|       |       |58684       |D  |            |
                      |        |     |    | |           |   |     |/09  |            |       |       |            |   |            |
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Stock Option          |51.9200 |     |    | |           |   |     |01/08|Common Stock|       |       |261832      |D  |            |
                      |        |     |    | |           |   |     |/13  |            |       |       |            |   |            |
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Stock Option          |54.5625 |     |    | |           |   |     |01/27|Common Stock|       |       |109966      |D  |            |
                      |        |     |    | |           |   |     |/10  |            |       |       |            |   |            |
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Stock Option          |60.90   |     |    | |           |   |     |3/5/1|Common Stock|       |       |220175      |D  |            |
                      |        |     |    | |           |   |     |2    |            |       |       |            |   |            |
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Stock Options         |19.9687 |     |    | |           |   |     |07/31|Common Stock|       |       |27544       |D  |            |
                      |        |     |    | |           |   |     |/08  |            |       |       |            |   |            |
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Stock Options         |12.0000 |     |    | |           |   |     |01/09|Common Stock|       |       |37500       |D  |            |
                      |        |     |    | |           |   |     |/07  |            |       |       |            |   |            |
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Stock Options         |50.70   |     |    | |           |   |     |3/08/|Common Stock|       |       |283461      |D  |            |
                      |        |     |    | |           |   |     |11   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. Taxes paid on restricted stock that vested on 03/01/03.